Exhibit 10.1

THE USE OF THE FOLLOWING NOTATION IN THE EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO ITEM 601(b)(10)(iv) WHEREBY CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH NOT MATERIAL AND THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL: [***]

DATED

June 09, 2022

EMPLOYMENT CONTRACT

between

WNS Global Services (UK) Limited

and

MR. KESHAV R. MURUGESH

This agreement is dated June 09, 2022. The parties had previously entered into an agreement of employment which was effective on February 19, 2010 (as amended and restated). This agreement is intended to replace and supersede the previous agreements related to the employment of Mr. Keshav R. Murugesh and the WNS Group of companies.

Parties

(1)

WNS Global Services (UK) Limited incorporated and registered in England and Wales with its registered office at Acre House, 11-15 William Road, London NW1 3ER, together with its successors and assigns (the “Company / we / us”); and

(2)	Mr. Keshav R Murugesh “REDACTED FOR PRIVACY” (the “Executive / you”, which term shall, where applicable, include your successors and legal heirs).

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause 1 apply in this agreement.

Appointment: your employment by us on the terms of this agreement.

Associated Employer: has the meaning given to it in the Employment Rights Act 1996.

Board: the board of directors of the WNS (Holdings) Limited (including any committee of the board duly appointed by it).

Business Day: a day, other than a Saturday, Sunday or public holiday in England, when banks in London are open for business.

Commencement Date: April 01, 2022.

Confidential Information: means all information which is identified or treated by the Company or any Group Company or any of the Group’s clients or customers as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including (without prejudice to the foregoing generality) any information about the personal affairs of any of the directors (or their families) of the Company or any Group Company, business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, maturing new business opportunities, research and development projects, designs, secret processes, trade secrets, product or services development and formulae, know-how, inventions, sales statistics and forecasts, marketing strategies and plans, costs, profit and loss and other financial information (save to the extent published in audited accounts), prices and discount structures and the names, addresses and contact and other details of: (a) employees and their terms of employment; (b) customers and potential customers, their requirements and their terms of business with the Company or Group; and (c) suppliers and potential suppliers and their terms of business (all whether or not recorded in writing or in electronic or other format);

Group Company: the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.

Incapacity: any sickness, injury or other medical disorder or condition which prevents you from carrying out your duties.

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

Inventions: inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium.

Restricted Business: those parts of our OR any Group Company’s business with which you were involved to a material extent in the twelve months before Termination.]

Restricted Customer: any firm, company or person who, during the twelve months before Termination, was a customer or prospective customer of OR was in the habit of dealing with the Company OR any Group Company with whom you had contact or about whom you became aware or informed in the course of your employment.]

Restricted Person: anyone employed us OR any Group Company and who could materially damage our OR any Group Company’s interests if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom you dealt in the twelve months before Termination in the course of your employment.

SSP: statutory sick pay.

Subsidiary and Holding Company: in relation to a company mean “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006 [and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

Termination: the termination of your employment with us howsoever caused.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3

A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.5	The schedules to this agreement form part of (and are incorporated into) this agreement.

2.	Term of appointment

2.1	The Appointment shall be deemed to have commenced on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until August 17, 2025.

3.	Duties

3.1

Your appointment shall be as the Group Chief Executive Officer of the WNS Group. In addition, you shall continue to serve as a member of the Board of Directors of WNS (Holdings) Limited (the “Board”) and may, upon mutual agreement, serve on the board of any Group Companies.

3.2	During the Appointment you shall:

(a)	unless prevented by Incapacity, devote the whole of your time, attention and abilities to our business and not work for anyone else without our prior written approval;

(b)	diligently exercise such powers and perform such duties as the Board] may from time to time assign to you;

(c)	comply with all reasonable and lawful directions given to you by the Board;

(d)	promptly make such reports and provide such information to the Board in connection with our or any Group Company’s affairs or your duties on such matters and at such times as are reasonably required;

(e)	report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company or of any Group Company to the Board immediately on becoming aware of it; and

(f)	use your best endeavours to promote, protect, develop and extend our business and the business of any Group Company.

3.3	You shall:

(a)

comply with all applicable laws, regulations, codes and sanctions relating to anti-bribery and anti-corruption including but not limited to the US Foreign Corrupt Practices Act and the UK Bribery Act 2010;

(b)	comply with our Code of Business Ethics and Conduct and anti-corruption and bribery policies and related procedures at all times

3.4	We take a zero-tolerance approach to tax evasion. You must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country.

3.5

All documents, manuals, hardware and software provided for your use by us, and any data or documents (including copies) produced, maintained or stored on our computer systems or other electronic equipment (including mobile phones), remain our property.

3.6

Nothing contained in this agreement shall prohibit you from engaging in any charitable, civic or community activities, or managing your or your family’s passive investments and affairs, or assuming memberships of industry associations or similar bodies, so long as these activities do not violate the confidentiality terms of this agreement, the non- compete restrictions or the terms of any other agreement between you and the Company or Group Companies, and do not interfere with your duties and responsibilities to the Company/Group Companies.

4.	Place of work

4.1	Your normal place of work is London, United Kingdom or such other place within which the Board and you may reasonably require for the proper performance and exercise of your duties.

4.2

You agree to travel on our or any Group Company’s business (both within the UK or abroad) as may be required for the proper performance of your duties under the Appointment. You would continue to be eligible for first-class travel for all such business travel.

5.	Working time regulations

You have autonomous decision-making powers. The duration of your working time is not measured or predetermined.

6.	Other interests

You shall follow corporate policies and/or guidelines regarding outside board positions.

7.	Salary

7.1	Base Salary: The annual base salary payable to you shall be GBP 675,000.

7.2

Target Bonus / Target Variable Incentive Amount [TVIA]: You shall be entitled to a minimum annual target bonus / TVIA of GBP 843,750, with such multipliers as may be decided by and between the Compensation Committee and you. This bonus / TVIA will be payable as per the practice prevailing at the Company for payment of bonus to employees with a bonus plan.

7.3	Equity Grants:

a)

Annual Equity Grants: Equity Grants to you shall be computed based on the average share price (closing price in US Dollars) of the shares/ADRs of WNS (Holdings) Limited prevailing during the last month of the fiscal year which precedes the date of the determination of the equity grant to be made to you. The value of the grant, on the date of the grant, shall not be less than eight (8) times the annual base salary. For the purposes of this clause alone, the minimum base salary shall be $1,234,922 (and shall be denominated in US Dollars for the purposes of this determination alone) adjusted for annual increments. The grant shall be made under the Company’s 2016 Incentive Award plan (as may be amended from time to time). You shall be eligible for an additional vesting to the extent of 50% of the grant quantity, linked to eight (8) times the adjusted base salary based on the terms set for all employees.

b)

You will be eligible for Annual Equity Grant in April 2023 and April 2024. You will not be eligible for any Annual Equity Grant post April 2024 for the remaining duration of your employment with the Company. In the event that, following the expiry of this Agreement, the financial targets for the Company change materially and affect the value potential of your unvested 2023 and 2024 stock awards very negatively, there will be a discussion between you and the Chairperson of the Board to address the issue. If the matter is not resolved to mutual satisfaction, then all RSUs granted under these two awards will vest on their due dates in April 2026 and April 2027 in full and without the application of the performance conditions.

i.

For the Annual Equity Grant made in FY2023-24 the targets set for the financial metrics used for the vesting evaluation of RSU units linked to FY2023-24, FY2024-25 and FY2025-2026 shall be consistent with what is being assigned for the Executive Team in general.

ii.

For the Annual Equity Grant made in FY2024-25 the targets set for the financial metrics used for the vesting evaluation of RSU units linked to FY2024-25, FY2025-26 and FY2026-2027 shall be consistent with what is being assigned for the Executive Team in general.

iii.

For the Annual Equity Grant made in FY2023-24 and FY2024-25, You will be eligible to access and exercise the RSU units post end of the employment term [August 17, 2025], based on the actual vesting schedule and performance evaluations as outlined in the respective RSU Agreements.

iv.

Supercharge WNS Equity Program: You will be eligible to receive a one-time grant towards this program in FY2022-23. The grant quantity shall be equivalent to 2 (two) times of the Base Grant for FY2022-23.

v.	Minimum Value Protection: You will be guaranteed for Minimum Value Protection based on the following –

1.

Minimum Protection Value: The value of unvested RSU units, as on August 17, 2023, from the grants made on April 21, 2021 and April 21, 2022 [excluding Supercharge WNS Equity Program Grant] multiplied by the average of daily closing WNS share price for the month of August 2023.

2.

Treatment of unvested RSUs as on August 17, 2023: All unvested RSU units [including over performance], as on August 17, 2023, from the grants made on April 21, 2021 and April 21, 2022 [excluding Supercharge WNS Equity Program Grant] will be deemed earned and will not be subject to any further performance based vesting conditions. The unvested RSU units thus deemed earned as on August 17, 2023, will vest based on the remaining vesting schedule as per the RSU Agreement.

3.

Value Protection Calculation in April 2025: On April 30, 2025, the value of unvested RSU units as on August 17, 2023, from the grants made on April 21, 2021 and April 21, 2022 [excluding Supercharge WNS Equity Program Grant] that would have vested based on the regular vesting schedule, would be calculated based on the closing WNS share price on each of the vesting dates.

4.

If the total value as calculated in clause 7.3(b)(v)[1] is greater than the total value as calculated in clause 7.3(b)(v)[3], the differential between total value as calculated under clauses 7.3(b)(v)[1] and 7.3(b)(v)[3] shall be paid to the Executive in cash as part of the May 2025 salary.

5.	The payment of the Minimum Value Protection shall be immediately due to You should your employment terminate for any reason whatsoever following August 17, 2023.

c)

Should, during the term of this agreement, WNS (Holdings) Limited undergo a Change in Control, all unvested RSU units from the Equity Grants under subsections (i), (ii), (iii) and (iv) of Section 7.3(b) shall automatically accelerate and be deemed vested. Change of Control means the change of control of the Company as defined in clause 2.5 of the WNS Amended and Restated WNS (Holdings) Limited Incentive Award Plan, regardless of whether you continue to remain in the position of Group Chief Executive Officer or not.

8.	Benefits

8.1	You shall be eligible for an additional car allowance of GBP 20,000 per annum paid monthly through regular payroll for the duration of the Employment Term with the Company.

8.2

You shall be eligible for pension in accordance with the policy of the Company, and will be enrolled with the applicable scheme on the Effective Date. During the period of your service under this Agreement, the Company will comply at all times with the employer duties under Part 1 of the Pensions Act 2008. The Company shall be entitled at any time to reduce the level of contributions payable to the pension plan on your behalf.

8.3

The Company will provide accommodation for You in the WNS UK guest house or another place chosen by You. The rental expenses for using the accommodation shall be recovered from your salary on a monthly basis. All other expenses related to utilities and maintenance of the accommodation will be borne by the Company (including any taxes that may be assessed against you arising out of the use of the accommodation by you.

8.4

The Company shall procure private Medical Insurance with global coverage for you and your spouse. Should the insurer require that any payments be made in advance in respect of the Medical Insurance, the Company shall make this payment directly.

8.5

The Company shall procure life insurance policy/ies such that the GBP equivalent of your current coverage limit of INR 40 crores shall be continued through policies in UK and India. The cost of providing this cover and any taxes that may be assessed against you on account of this cover shall be borne by the Company.

8.6

The Company shall procure personal accident insurance such that the GBP equivalent of your current coverage limit of INR 12 crores shall be continued through policies in UK and India. The cost of providing this cover and any taxes that may be assessed against you on account of this cover shall be borne by the Company.

8.7

You may be eligible to be provided with other benefits during your services under this Agreement, subject to any rules applicable to the relevant benefit. Details of the other benefits for which you may be eligible will be provided to you. The Company may replace or withdraw such benefits, or amend the terms of such benefits, at any time on reasonable notice to you.

8.8	You will be eligible for a club membership for yourself and your spouse, the annual costs of which shall not exceed GBP 25,000, and this cost shall be borne by the Company.

8.9	The Company shall assist with the appointment of professionals and bear the cost towards annual Tax Planning and Tax Filling Support for you.

You shall also be entitled to all other benefits provided by the policies of WNS UK subject to any statutory eligibility requirements or conditions and the Company’s rules applicable to the type of benefit in force from time to time.

9.	Expenses

9.1	We shall reimburse all reasonable expenses wholly, properly and necessarily incurred by you in the course of the Appointment.

9.2

You will continue to be covered under the indemnification agreement between you and WNS (Holdings) Limited, and the company will be responsible for the appointment of legal counsel to defend any matters arising out of the agreement, and the costs and expenses incurred as a result.

9.3	You shall abide by our policies on expenses as from time to time.

10.	Deductions

You agree that the Company may deduct from any sums due to you under this agreement, any sums due by you to any Group Company including, without limitation, any unauthorised debits to any Group Company credit or charge card, your pension contributions (if any), and any overpayments, loans or advances made to you by any Group Company.

11.	Holidays

11.1	You shall be entitled to 25 days’ paid holiday in each holiday year together with the usual public holidays.

12.	Confidential Information

12.1	You acknowledge that, in the course of the Appointment, you will have access to Confidential Information. You have therefore agreed to accept the restrictions in this clause 12.

12.2

Subject to clause 12.3, you shall not (except in the proper course of your duties), either during the Appointment or at any time after its termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use your best endeavours to prevent the publication or disclosure of) any Confidential Information.

This shall not apply to:

(a)	any use or disclosure authorised by the Board or required by law;

(b)	any information which is already in, or comes into, the public domain other than through your unauthorised disclosure; or

(c)	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

12.3	Nothing in this clause 12 shall prevent you or, where applicable, us or any of our officers, employees, workers or agents from:

(a)	reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;

(b)	doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority;

(c)

whether required to or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);

(d)	complying with an order from a court or tribunal to disclose or give evidence;

(e)	disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and National Insurance liabilities arising from the Appointment or its termination;

(f)

disclosing information to any person who owes a duty of confidentiality (which you and we agree not to waive) in respect of information disclosed to them, including legal or tax advisers or, in your case, persons providing you with medical, therapeutic, counselling or support services (provided they owe you a duty of confidentiality which remains unwaived); or

(g)	making any other disclosure as required by law.

13.	Intellectual property

13.1

You shall give us full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of your employment with us which relate to, or are reasonably capable of being used in, the business of the Company or any Group Company. You acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in us absolutely. To the extent that they do not vest automatically, you hold them on trust for us.

13.2

You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in clause 13.

14.	Termination

14.1

Termination Without Cause; Termination for Good Reason. Notwithstanding the terms of clause 2, we may terminate your employment without Cause at any time by providing prior written notice of at least 90 days. Unless otherwise specified by us, the date that is 90 days following the receipt of such notice shall constitute the effective date of termination. You may terminate your employment for Good Reason (as defined below) at any time, subject to the notice and cure provisions described below (for purposes of this Section the termination date specified in any such notice shall constitute also constitute the effective date of termination. If your employment is terminated by us without Cause or by you for Good Reason pursuant to this Section, we shall pay or provide to you, (i) your earned but unpaid base salary accrued through such date of termination less all deductions that are required or permitted by law to be made including in respect of income tax, national insurance contributions and any sums due to the Company or any Group Company, (ii) accrued but unpaid vacation time through such date of termination, (iii) reimbursement of any business expenses incurred by Executive prior to the date of termination that are reimbursable and (iv) any vested benefits and other amounts accruing prior to the date of termination due to Executive under any employee benefit plan (the items listed in 14.1(i), 14.1(ii), 14.1(iii), & 14.1(iv), are collectively the “Accrued Obligations”).

14.2

In addition, in the event of your employment being terminated without Cause or for Good Reason, subject to your execution and non-revocation of a binding Release (as defined below) and your continued compliance with the Confidentiality and Intellectual Property terms herein, you shall be entitled to the following payments and benefits from the Company (the “Severance”):

a)	continued payment of your base salary at the rate in effect as of the date of termination for a period of 12 months following the date of termination in monthly instalments, in arrears; and

b)	Target Bonus / TVIA for the year in which the termination occurs and such bonus will be paid along with Accrued Obligations.

14.3

Death, Disability. If you die during employment period or your employment with the Company is terminated due to your Disability, you or your estate / heirs / nominees, as applicable, shall be entitled to receive the Accrued Obligations. For the purposes of this section, the date of termination, shall mean the date of your death, or date on which the Board notifies you that your employment with the Company is terminated due to disability or the date on which you notify the Board that your employment with the Company is terminated.

14.4

Cause. If your employment with the Company becomes terminable by the Company for Cause, the Company may terminate your employment with the Company immediately and you shall be entitled to receive the Accrued Obligations only.

14.5

Resignation. You may terminate your employment with the Company without Good Reason upon 90 days’ notice to the Company, subject to the Company’s right to waive any or all of such notice period. If you so terminate your employment with the Company without Good Reason, you shall be entitled to receive the Accrued Obligations only.

14.6	Other Termination. If your employment with the Company terminates for any reason other than those specified above, the Company shall pay or provide to Executive the Accrued Obligations plus Severance.

14.7

Release; Exclusivity of Benefits. Except as expressly provided in this Section 14, upon the termination of your employment with the Company, the Company shall have no obligations to you in connection with your with the Company or the termination thereof. Except as expressly set forth in this Agreement or any other agreement between you and the Company, there shall be no contractual or similar restriction on your right to terminate your employment with the Company or its affiliates.

14.8	Definitions.

(i) “Cause” shall mean (a) a material breach of this Agreement by you; (b) the wilful or repeated failure or refusal by you to substantially perform your duties hereunder; (c) if your behaviour (whether or not in breach of this Agreement) can reasonably be regarded as materially prejudicial to the interests of the Company or any Group Company, including if you are found guilty of any criminal offence punishable by imprisonment (whether or not such sentence is actually imposed, (d) any allegation of fraud, embezzlement or misappropriation by your relating to the Company, its clients, contractors or their respective funds, properties, corporate opportunities or other assets, (e) your repeatedly acting in a manner or making any statements, in either case, which the Company reasonably determines to be detrimental or damaging to the reputation, operations, prospects or business relations of the Company, or (f) the willful violation by you of any material written Company policy, provided, that the Company shall give you written notice stating in reasonable detail the facts or circumstances giving rise to Cause and, if Cause shall arise under any of clauses (a), (b), (c) or (d) of this definition, to the extent capable of cure, as determined by the Company in its reasonable discretion, Executive shall be given 30 days to cure such facts or circumstances.

(ii) “Disability” shall mean (a) Executive’s death, or (b) a condition that causes Executive to become entitled to long-term disability benefits under an applicable Company plan or, if no such plan applies to Executive, Disability shall mean that Executive is unable, as determined by the Board, to substantially perform his/her duties under this Agreement for 90 days in any 365-day period.

(iii) “Good Reason” shall mean (a) the relocation of Executive’s principal place of employment or (b) a material diminution in Executive’s title or duties and responsibilities under this Agreement, or (c) material reduction in Executive’s base salary, Target Bonus, or yearly stock based compensation or (d) change in the targets for financial metrics used for RSU vesting evaluation for the FY2023-24 and FY2024-25 grants are different to that has been assigned to the Executive Team in general, or (e) change in the plan design and/or targets for financial metrics used for RSU vesting evaluation for the FY2023-24 and FY2024-25 grants that causes a material reduction in Executive’s earning potential, provided that Executive shall give the Company written notice (in accordance with Section 14.1 hereof) stating in reasonable detail the facts or circumstances giving rise to Good Reason and, to the extent capable of cure, the Company shall have thirty (30) days to cure such facts or circumstances.

14.9

Treatment of RSU Grants and Minimum Value Protection on Termination. If Executive’s employment with the Company terminates in accordance with Sections 14.1 or 14.3 or 14.4 or 14.5 or 14.6, Executive shall be entitled for the treatment of the RSU Grants and Minimum Value Protection as set out in table below -

	Annual Equity Grant Made in FY2020-21, FY 2021-2022 & FY2022-23	Annual Equity Grant Made in FY2023-24	Annual Equity Grant Made in FY2024-25	Supercharge WNS Equity Grant Made in FY2022-23	Minimum Value Protection
Termination without Cause [Section 14.1 above]	Accelerated vesting of all RSU units which have been granted to the Executive and are unvested as on the date of Termination.	No Acceleration. Executive will be eligible to access and exercise the RSU units post the date of Termination based on the actual vesting schedule and performance evaluations as outlined in the respective RSU Agreements	No Acceleration. Executive will be eligible to access and exercise the RSU units post the date of Termination based on the actual vesting schedule and performance evaluations as outlined in the respective RSU Agreements	No Acceleration. Executive will be eligible to access vested RSUs as on the date of Termination. All unvested RSUs as on date of Termination will be forfeited in case of Termination for any reason on or after August 17, 2023, Executive shall be eligible for Minimum Value Protection as defined in Section 5.3(b)(v)[1]

The amount payable to the Executive shall be the difference in value as calculated in Section 7.3(b)(v)[1] and the addition of

1) the value of vested RSU units, from the grants made on April 21, 2021 and April 21, 2022 [excluding Supercharge WNS Equity Program Grant] prior to the date of Termination that would have vested based on the regular vesting schedule, calculated based on the closing WNS share price on each of the vesting dates.

and

2) the value of unvested equity grants from the grants made on April 21, 2021 and April 21, 2022 [excluding Supercharge WNS Equity Program Grant] post the date of Termination calculated based on the closing WNS share price on date of Termination.

Termination without Good Reason [Section 14.1 above]	Accelerated vesting of all RSU units which have been granted to the Executive and are unvested as on the date of Termination.	Accelerated vesting of all RSU units which have been granted to the Executive and are unvested as on the date of Termination.	Accelerated vesting of all RSU units which have been granted to the Executive and are unvested as on the date of Termination.	Accelerated vesting of all RSU units which have been granted to the Executive and are unvested as on the date of Termination.
Termination on Death, Disability, [Section 14.3 above]	Accelerated vesting of all RSU units which have been granted to the Executive and are unvested as on the date of Termination.	Accelerated vesting of all RSU units which have been granted to the Executive and are unvested as on the date of Termination.	Accelerated vesting of all RSU units which have been granted to the Executive and are unvested as on the date of Termination.	Accelerated vesting of all RSU units which have been granted to the Executive and are unvested as on the date of Termination.
Termination for Cause [Section 14.4 above]	No Acceleration. Executive will be eligible to access vested RSUs as on the date of Termination. All unvested RSUs as on date of Termination will be forfeited	No Acceleration. Executive will be eligible to access vested RSUs as on the date of Termination. All unvested RSUs as on date of Termination will be forfeited	No Acceleration. Executive will be eligible to access vested RSUs as on the date of Termination. All unvested RSUs as on date of Termination will be forfeited	No Acceleration. Executive will be eligible to access vested RSUs as on the date of Termination. All unvested RSUs as on date of Termination will be forfeited
Termination on Resignation [Section 14.5 above]	No Acceleration. Executive will be eligible to access vested RSUs as on the date of Termination. All unvested RSUs as on date of Termination will be forfeited	No Acceleration. Executive will be eligible to access vested RSUs as on the date of Termination. All unvested RSUs as on date of Termination will be forfeited	No Acceleration. Executive will be eligible to access vested RSUs as on the date of Termination. All unvested RSUs as on date of Termination will be forfeited	No Acceleration. Executive will be eligible to access vested RSUs as on the date of Termination. All unvested RSUs as on date of Termination will be forfeited

Other Termination [Section 14.6 above]	Accelerated vesting of all RSU units which have been granted to the Executive and are unvested as on the date of Termination.	Accelerated vesting of all RSU units which have been granted to the Executive and are unvested as on the date of Termination.	Accelerated vesting of all RSU units which have been granted to the Executive and are unvested as on the date of Termination.	Accelerated vesting of all RSU units which have been granted to the Executive and are unvested as on the date of Termination.

15.	Events upon termination

15.1

Immediately upon the termination of the Appointment howsoever arising or immediately at the request of the Board at any time after either the Company or you have served notice of termination of the Appointment, you shall:

(a)

deliver to the Company all Inventions and all works embodying Intellectual Property Rights and all other materials and property including credit or charge cards, mobile telephone, laptop, tablet, computer equipment, software, passwords, encryption keys, keys, security pass, stationery, documents, files, films, records, reports, plans and papers (in whatever format including electronic) and all copies thereof used in or relating to the business of the Company or any Group Company which are in your possession or under your control; and

(b)	transfer without payment, to the Company, or as the Company may direct, any shares or other securities held by you as nominee or trustee for the Company or any Group Company.

16.	Restrictive covenants

16.1

For the purposed of this agreement, “Restricted Period” means a period of 12 months after the date of termination and payout of severance [if any] to the Executive. The “Restricted Period” for the purpose of Non-Competition, as defined below, shall be a period of 9 months after the date of termination and payout of severance [if any] to the Executive.

16.2

Non-Competition: You agree that during the Restricted Period, you will not, either directly or indirectly, with or without compensation, individually or as an employee, broker, agent, consultant, contractor, advisor, solicitor, greater than 2% stakeholder, trust beneficiary, proprietor, partner, member, engage in, provide, offer to provide, or assist anyone, in providing BPM services to companies which include and are like [***].

16.3

Employee Non-Solicitation: You acknowledge that you have or will gain valuable information about the identity, qualifications and on-going performance of the employees of the Company. During the Restricted Period, you agree that you will not directly or indirectly solicit or encourage any Restricted Employee to seek or accept employment with you or any other person or entity or disclose any information about any such employee or former employee to any prospective employer.

16.4

Client Non-Solicitation: You agree that at all times during the Restricted Period, that you shall not, nor shall you cause, any person or entity under your direct or indirect control to, directly or indirectly, (i) on behalf of any client, solicit, aid others in soliciting or otherwise assist in obtaining, services provided by any individual or entity that competes with the Company’s Business or (ii) interfere with any business relationship between the Company or any of it’s Clients. You further agree that during that portion of the restricted period, following your termination of employment, you will call upon any Client for the purpose of soliciting, selling, providing or delivering services, or products of the kind which are subject of the Company’s Business and shall not render or provide any such services to any Clients.

16.5	For purposes of this agreement –

(a)	“Business” shall mean the operation of an offshore BPM services company or a large global BPM services company with significant offshore operations.

(b)

“Clients” shall mean all customers or clients for whom or which the Company has performed during the preceding 12 months or is then-performing services or has made during the preceding 12 months or is then-making sales in the course of Company’s Business and any potential customers or clients with which the Company is then or has been in active negotiation, in either case, at any time during your employment with the Company, notwithstanding that some of such Clients maybe or may have been, induced to give their patronage to the Company by your solicitation or by someone on your behalf, either during your usual hours of employment or otherwise, and notwithstanding that for all or some of such Clients previously may have been your customers.

(c)

“Restricted Employee” means any person who was a director, employee or consultant of the Company at any time within the twelve months immediately preceding your termination date who by reason of that position and in particular their seniority and expertise or knowledge of Confidential Information or knowledge of or influence over the Clients of the Company is likely to cause damage to the Company if they were to leave the employment of the Company and become employed by a competitor of the Company.

17.	Data protection

17.1	We will collect and process information relating to you in accordance with the privacy notice which is available on the Company’s website .

17.2

You shall comply with the Data protection policy when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of ours.

18.	Notices

18.1

Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email, reputable courier or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties).

If to the Company:

WNS Global Services (UK) Limited, Acre House, 11-15 William Road, London NW1 3ER Attention: General Counsel.

“REDACTED FOR PRIVACY”

19.	Post End of Employment Term

19.1

Following the end of your employment term with the Company other than a termination for Cause, you will be entitled to a reasonable use of the Company’s facilities, and to full time secretarial services for a period of 2 years following the end of your employment term with the Company other than a termination for Cause.

19.2

Post the end of employment term with the Company other than a termination for Cause, based on a mutually agreed process between the Executive and the Company, the targets and plan design for the FY2023-24 and FY2024-25 equity grants as defined in clause 7.2(b)(ii) and 7.2(b)(iii) will be made available to the Executive on a timely basis.

19.3

Any provision of this agreement which is expressed or intended to have effect on, or continue in force after, the termination of this agreement shall have such effect, or, as the case may be, continue in force after such termination.

20.	Entire agreement

20.1

This agreement [and any document referred to in it] constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

20.2

Each party acknowledges that in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

20.3	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

21.	Variation

21.1	No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

22.	Counterparts

22.1	This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

23.	Third party rights

23.1	No one other than a party to this agreement shall have any right to enforce any of its terms.

24.	Governing law

24.1

This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

25.	Jurisdiction

25.1

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

Signed by Timothy L Main for and on behalf of WNS Global Services (UK) Limited	/s/ Timothy L Main
Chairman of the Board of Directors, WNS (Holdings) Limited
Date: 6/9/2022

Signed by Keshav R. Murugesh	/s/ Keshav R. Murugesh
Date: 6/9/2022